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                                                                       Exhibit 5

              United States Steel Corporation         ROBERT M. STANTON
              Law Department                          Assistant General Counsel-
              600 Grant Street                        Corporate
              Pittsburgh, PA  15219-2800
              412 433 2877
              Fax:  412 433 2811
              email:  rmstanton@uss.com





January 8, 2002


Board of Directors
United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800


Attention:   Mr. Thomas J. Usher, Chairman of the Board,
             Chief Executive Officer and President

To the Board of Directors:

         I am Assistant General Counsel and Assistant Secretary of United States Steel Corporation, a Delaware corporation ("USS"). I refer to Post Effective Amendment No. 2 to the Registration Statement on Form S-8 (033-60667), originally filed by USX Corporation (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed (and adopted as its own Registration Statement in accordance with Rule 414) by USS with the Securities and Exchange Commission (the "Commission") on January 8, 2002.

         I, or attorneys subject to my supervision, have served as counsel to USS in connection with the Registration Statement. The Registration Statement covers 400,000 shares of common stock of USS, par value $1.00 per share, of which 326,142 shares of common stock of USS are currently reserved for issuance (the "Available Shares") from time to time in connection with United States Steel Corporation's Parity Investment Bonus plan (the "Plan").

As Assistant General Counsel and Assistant Secretary of USS, I am familiar with USS's Certificate of Incorporation and By-Laws. I am also familiar with the resolution adopted by USS's Board of Directors on January 2, 2002 authorizing the issuance of the Available Shares. I have examined the Registration Statement and have examined or caused to be examined such other documents, corporate records and certificates of corporate officers and public officials as I have deemed relevant or necessary to giving the opinion set forth below. Based on the foregoing, I am of the opinion that the issuance of the Available Shares has been approved by all necessary corporate action and that when the Available Shares are sold they will be legally issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Robert M. Stanton

                                                     Robert M. Stanton